CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our reports dated February 21, 1997 with respect to the U.S. Government Strategic Income Fund Series, Tax-Free Money Market Series, and High Yield Municipal Bond Series, on the financial statements referred to therein, in this Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A, File No. 33-1278 of Fundamental Fixed Income Fund as filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm in the Prospectuses under the captions "Financial Highlights" and "Experts", and in the Statements of Additional Information under the captions "Custodian and Independent Accountants."



                                                     /s/McGladrey & Pullen, LLP
                                                     --------------------------

New York, New York
April 24, 1997